Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 3, 2014 (March 24, 2014 as to the effects of the reverse stock split described in Note 18) relating to the financial statements of Corium International, Inc. appearing in the Prospectus, which is part of Registration Statement No. 333-194279 on Form S-1.

/s/ Deloitte & Touche LLP

Grand Rapids, MI

April 2, 2014